UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☒	Soliciting Materials Pursuant to Section 240.14a-12

FORWARD INDUSTRIES, INC.
(Name of Registrant as Specified In Its Charter)

TERENCE BERNARD WISE HOWARD MORGAN MICHAEL LUETKEMEYER ERIC FREITAG SANGITA SHAH N. SCOTT FINE DARRYL KEYS
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Terence Bernard Wise, together with the other participants named herein, intends to file a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for the election of his director nominees at the 2014 annual meeting of stockholders of Forward Industries, Inc. ("Forward"), a New York corporation.

On August 21, 2014, Mr. Wise issued the following press release:

Court Rejects Forward Industries' Baseless Request for a Preliminary Injunction Against Terence Bernard Wise

Court Refuses to Preliminarily Enjoin Wise's Campaign to Elect New Directors to Forward's Board

Wise Calls on Board to Schedule 2014 Annual General Meeting Without Delay

SAFFRON WALDEN, Essex, UK, August 21, 2014 – Terence Bernard Wise, the largest shareholder and member of the board of directors of Forward Industries, Inc. (NASDAQ: FORD), a designer and distributor of custom carry and protective solutions, issued a statement today commenting on the lawsuit filed against him in federal court, which seeks to enjoin Mr. Wise's nominees from standing for election at Forward's 2014 Annual Meeting.  On August 19, 2014, a U.S. District Court in the Southern District of New York rejected Forward's request for a preliminary injunction and scheduled a hearing on Mr. Wise's proposed motion to dismiss the case.

"I continue to remain confident that the allegations Mr. Johnson and his supporters on the Board have leveled against me in federal court are baseless, and I applaud the Court's decision to deny their request for a preliminary injunction.  I remain hopeful that this frivolous lawsuit will be speedily resolved with as little expense as possible to Forward's shareholders.  I also call on the Board to desist with their stalling tactics, aimed at disenfranchising shareholders, and insist that they schedule the 2014 Annual General Meeting without delay and in any case prior to the NASDAQ deadline of September 30."

As previously disclosed, in furtherance of Mr. Johnson and his affiliates' efforts to interfere with Mr. Wise's proxy campaign, a subset of the Board caused Forward to initiate the baseless lawsuit against Mr. Wise on July 22, 2014.  In the lawsuit, Forward  seeks  to invalidate all of Mr. Wise's nominations for the Forward board.  Mr. Wise believes that this lawsuit was mounted by incumbent management at a time engineered to be most prejudicial to Mr. Wise's legitimate proxy campaign and with the improper purpose of denying Forward's shareholders their democratic right to decide who they want to run their company.  Mr. Wise urges all shareholders to remain vigilant of these repeated efforts by Mr. Johnson and his affiliates to entrench their control of Forward.

ADDITIONAL INFORMATION:

Terence Bernard Wise, together with the other participants named herein, intends to file a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for the election of his director nominees at the 2014 annual meeting of stockholders of Forward Industries, Inc. ("Forward"), a New York corporation.

FORWARD STOCKHOLDERS ARE STRONGLY ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, AS IT WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY STATEMENT AND OTHER PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO INNISFREE M&A INCORPORATED TOLL-FREE AT (888) 750-5834 (BANKS AND BROKERS MAY CALL COLLECT AT (212) 750-5833).

The Participants in the proxy solicitation are Terence Bernard Wise, Howard Morgan, Michael Luetkemeyer, Eric Freitag, Sangita Shah, N. Scott Fine and Darryl Keys (collectively, the “Participants”).

As of the date hereof, Mr. Wise beneficially owns 1,608,541 shares of the Company's common stock, constituting approximately 19.6% of the class. As of the date hereof, Mr. Morgan beneficially owns 25,000 shares of the Company's common stock.

Contact:
Innisfree M&A Incorporated

Scott Winter, 212-750-5833